Schneider National, Inc. Deferred Equity Plan

Schneider National, Inc.
Deferred Equity Plan

TABLE OF CONTENTS

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TABLE OF CONTENTS
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Article 1.    Purpose, Status, and Effective Date
1.1    Purpose of Plan
The purpose of the Schneider National, Inc. Deferred Equity Plan is to permit a select group of management or highly compensated employees of Schneider National, Inc. (and its selected subsidiaries and/or affiliates) to defer the receipt of Equity Awards which would otherwise become payable to them. It is intended that this Plan, by providing these eligible individuals an opportunity to defer the receipt of Equity Awards, will assist in retaining and attracting individuals of exceptional ability.
1.2    Status of Plan
The Company has established the Plan as a nonqualified deferred equity compensation plan for a select group of management and highly compensated employees within the meaning of Sections 201(2), 301(a)(3), and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended. The Plan shall at all times be administered and interpreted in a manner that is consistent with such status. It is the intent that all of the amounts deferred and benefits provided under this Plan will be subject to the terms of Section 409A of the Code. For purposes of Section 409A of the Code, the portion of the amounts deferred by the Participants and benefits attributable thereto, shall be considered an elective account balance plan as defined in Treas. Reg. §1.409A -1(c)(2)(i)(A), or as otherwise provided by the Code.
1.3    Effective Date
The effective date of the Plan is July 25, 2022.
Article 2.    Definitions
2.1    Definitions
(a)    “Account” means a bookkeeping account maintained by the Company to reflect a Participant’s deferred equity, and any gains and losses credited thereon.
(b)    “Board” means the Board of Directors of the Company.
(c)    “Code” means the Internal Revenue Code of 1986, as amended, or as it may be amended from time to time (including regulations thereto or other substantial authority). Furthermore, the phrase “to the extent permitted under the Code” means to the extent the action described does not cause income taxation to the Participant or beneficiary of amounts payable under the Plan prior to the distribution of such amounts.
(d)    “Committee” means the Compensation Committee of the Board.
(e)    “Company” means Schneider National, Inc. or any successor thereto that agrees to assume and continue this Plan.

(f)    “Disability” means, as to any Participant, unless the applicable award agreement states otherwise, “Disability” (or words of similar import) as such term may be defined in any employment or similar agreement in effect at the time of the Participant’s termination of employment between the Participant and the Company or its affiliates, or, if there is no such employment or similar agreement or such term is not defined therein, “Disability” means a determination that the Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled. Notwithstanding the foregoing, if payment or settlement of an Equity Award deferred under this Plan is to be accelerated solely due to a Participant’s Disability, the applicable “Disability” must also constitute a “Disability” as defined in Section 409A of the Code.
(g)    “Equity Awards” means awards of PSUs and RSUs granted to the Participant by the Company under the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated from time to time, or any other successor plan thereto.
(h)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(i)    “Participant” means an individual who has met and continues to meet the eligibility requirements described in Section 3.1 and who has elected to defer Equity Awards under this Plan in accordance with Article 4 below.
(j)    “Plan” means this Schneider National, Inc. Deferred Equity Plan.
(k)    “Plan Administrator” means the person or persons appointed by the Board or the Committee to administer the Plan.
(l)    “Plan Year” means the twelve (12) month period beginning each January 1 and ending the following December 31.
(m)    “PSU” means a performance-based restricted stock unit award that is granted under the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated from time to time, or any other successor plan thereto, the value of which may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or shares, or any combination thereof, upon achievement of specified performance goals during the relevant performance period as the Committee shall establish at the time of such award or thereafter.
(n)    “RSU” means a restricted stock unit award that is granted under the Schneider National, Inc. 2017 Omnibus Incentive Plan, as amended and restated from time to time, or any other successor plan thereto, and that represents an unfunded and unsecured promise to deliver shares, cash, other securities, other awards, or other property in accordance with the terms of the applicable award agreement.

Article 3.    Eligibility and Participation
3.1    Eligibility
An employee of the Company or its subsidiaries shall be eligible to participate in this Plan if the employee is a member of a select group of management or highly compensated employees and is further designated as eligible to participate in this Plan by the Committee or the Plan Administrator, as described herein. The Committee shall be responsible for designating executive officers and Tier 1 employees for participation, and the Plan Administrator shall be responsible for designating all other employees who are not executive officers or Tier 1 employees for participation. Records of such designations shall be maintained in writing by the Plan Administrator, along with the effective date of such designations.
3.2    Participation
(a)    Commencement of Participation. An individual who has satisfied the eligibility requirements of Section 3.1 may initially enroll in and become a Participant in the Plan by timely making the elections described in Article 4 provided such elections may not be effective prior to the eligibility designation in Section 3.1.
(b)    Duration of Participation. A Participant shall continue to be an active Participant until the Participant ceases to meet the eligibility requirements under Section 3.1 and does not have a valid deferral election in effect under Article 4, and/or until such time as all benefits payable under this Plan have been paid in accordance with the provisions hereof. Thereafter, the Participant shall be an inactive Participant, retaining all the rights described under this Plan except the right to make any further deferrals under the Plan until again becoming an active Participant.
Article 4.    Election to Defer
4.1    Election of Deferral Amount
(a)    General Rule. The Participant may elect to defer all or a portion (as determined by the Plan Administrator) of the Participant’s Equity Awards by completing and submitting to the Plan Administrator a timely deferral election form (in a form provided by the Plan Administrator). With respect to deferral of an RSU, the deferral election form must be completed and returned to the Plan Administrator no later than December 31st of the year prior to the year in which the RSU is granted, or such other time determined by the Plan Administrator. With respect to the deferral of a PSU, the deferral election form must be completed and returned to the Plan Administrator no later than the date which is six months prior to the end of the applicable performance period (provided that the Participant performs services for the Company continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date an election is made; and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable), or such other time determined by the Plan Administrator.

Deferral elections shall continue in effect until a written election to revoke or change such deferral election is received by the Plan Administrator, except that a written election to revoke or change such deferral election must be made no later than the applicable submission deadline indicated above, or such other time determined by the Plan Administrator. The deferrals made pursuant to this Article 4 shall be subject to such other terms and conditions determined by the Plan Administrator and set forth in a deferral election form and related documents.
(b)    Newly Eligible Participants. If a Participant is first designated as eligible to participate in this Plan after the start of the Plan Year, the Participant may, subject to approval by the Plan Administrator, submit an initial deferral election at any time prior to the thirtieth (30th) day following the Participant’s date of initial eligibility. In the event that initial deferral elections are permitted under this Section 4.1(b) after the start of the Plan Year, such initial deferral election shall apply only to the portion of the Equity Award earned by the Participant for services performed after the election such that the deferral election may only apply to an amount equal to the total of the Equity Award multiplied by the ratio of the number of days remaining in the vesting period after the election over the total number of days in the vesting period. Notwithstanding the foregoing, the preceding sentence shall not apply in the case of a newly eligible Participant’s deferral of PSUs in which the deferral election is made no later than the date which is six months prior to the end of the applicable performance period, as described in Section 4.1(a).
4.2    Time of Payment
At the time a Participant makes a deferral election under Section 4.1, the Participant shall also designate the distribution date of the deferred Equity Award in accordance with Article 6.
4.3    Form of Payment
Each deferred Equity Award shall be paid in a single lump-sum distribution, either in shares, cash, or some combination thereof, according to the terms of the applicable award agreement. Equity Awards that were deferred under the Plan as shares of Company common stock will be distributed in shares of Company common stock, and Equity Awards that were deferred under the Plan as cash will be distributed as cash. Each Equity Award distribution shall include all dividend equivalents granted in connection with that Equity Award and credited to a Participant’s Account in the form of cash.
4.4    Irrevocable Elections
Except as otherwise provided in this Article 4, all elections made by the Participant under this Article 4 shall be irrevocable.
Article 5.    Participant’s Account
5.1    The Participant’s Account
Each deferral of Equity Awards made by a Participant for any given Plan Year shall be credited to the Participant’s bookkeeping Account for that Plan Year as of the date the amount deferred would have been paid to the Participant. The value of the deferred Equity Awards will fluctuate with the value of the Company common stock until each award is actually paid. The value of each Equity Award shall be considered equal to the closing price per share of common stock as reported on the New York Stock Exchange on the last business day prior to the day the distribution is made; provided that any fractional shares shall be converted to cash based on the closing price per share of common stock as reported on the New York Stock Exchange on the last business day prior to the distribution made. In the event that any Equity Award was entitled to dividend equivalents prior to its deferral, such award shall continue to be eligible to receive dividend equivalents while deferred pursuant to this Plan.
All dividend equivalents are credited to a Participant’s Account as cash, regardless of whether the underlying Equity Award is cash-settled or stock-settled, and shall not accrue any interest prior to payment. Dividend equivalents will be distributed as a cash lump-sum payment at the time that the underlying Equity Award is settled.
5.2    Charges Against Account
The Account will be charged any payments made to the Participant or the Participant’s beneficiary under Article 6.
5.3    Contractual Obligation
It is intended that the Company is under a contractual obligation to make payments from the Participant’s Account when due. Payment of a Participant’s Account shall be made out of the Company’s general assets.
Nothing contained in this Plan, and no action taken pursuant to its provisions by either the Company or the Participant shall be construed to create a trust of any kind or a fiduciary relationship between the Company and the Participant or any other person.
5.4    Unsecured Interest
To the extent the Participant acquires a right to receive payments under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
5.5    Nontransferability
In no event shall the Company make any payment under this Plan to any assignee or creditor of the Participant or the Participant’s beneficiary. Prior to the time of a payment hereunder, the Participant or the Participant’s beneficiary shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law.
5.6    Company Records Conclusive
The records of the Company with respect to the Plan shall be maintained in accordance with procedures approved by the Committee. Each Participant shall receive a summary of the material terms of the Plan and shall be informed annually of deferrals that have been made into the

Participant’s Account and the current balance of such Account. The records of the Company shall be conclusive and binding on all Participants, beneficiaries, and other interested persons.
5.7    Vesting
A Participant’s claim to amounts credited to the Participant’s Account shall at all times be fully vested and nonforfeitable, subject to the terms of any Company compensation recovery or clawback policy. That is, the Participant does not have to perform further services in order to earn a right to receive payment in accordance with the terms of the Plan.
Article 6.    Payment of the Account
6.1    Distributions Pursuant to Deferral Elections
Any Equity Awards deferred under this Plan shall be distributed in accordance with the Participant’s applicable deferral election form on the last business day of the month following the month in which the earliest of the following distribution events occurs (or as soon as administratively practicable thereafter):
(A)    the Participant’s “separation from service” (within the meaning of Section 409A of the Code);
(B)    a fixed date specified by the Participant at the time the Participant makes a deferral election, (which date may not be prior to the first (1st) anniversary, or later than the tenth (10th) anniversary, of the payment or settlement date of the Equity Award, unless the Company determines otherwise in accordance with Section 409A of the Code);
(C)    the Participant’s Disability (as provided in Section 6.2 below); or
(D)    the Participant’s death.
6.2    Payment Upon Disability
At the time that a Participant elects to defer the receipt of Equity Awards pursuant to Article 4 above, the Participant shall make an election with respect to the treatment of the deferred Equity Awards in the event of the Participant’s Disability. The Participant may elect either (i) to receive distribution of the deferred Equity Awards in the event of the Participant’s Disability, or (ii) notwithstanding the Participant’s Disability, to receive distribution of the deferred Equity Awards upon the occurrence of an event set forth in clauses (A), (B) or (D) in Section 6.1 above.
6.3    Specified Employees
Notwithstanding anything to the contrary in this Plan, to the extent that the Participant is a “specified employee” (as defined under Section 409A of the Code) as determined by the Plan Administrator in accordance with the procedures it adopts from time to time, no payment or distribution of any amounts with respect to a deferred Equity Award that is required to be delayed due to the Participant’s status as a “specified employee” may be made before the first business day following the six-month anniversary from the Participant’s separation from service

(within the meaning of Section 409A of the Code) or, if earlier, the date of the Participant’s death.
6.4    Unforeseeable Emergency
The Plan Administrator may, in its sole and absolute discretion and subject to the requirements and restrictions under Section 409A of the Code, make a partial or total distribution of the Equity Awards deferred by a Participant upon the Participant’s request and a demonstration by the Participant of an “unforeseeable emergency” (as defined in Section 409A of the Code).
6.5    Section 409A of the Code
This Plan is intended to comply with Section 409A of the Code and shall be interpreted accordingly. If any provision of the Plan contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest, or penalties under Section 409A of the Code, the Plan Administrator may, in its sole reasonable discretion and with the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest, and penalties under Section 409A of the Code, and (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 6.5 does not create an obligation on the part of the Company to modify the Plan and does not guarantee that any deferred Equity Awards will not be subject to interest and penalties under Section 409A of the Code.
6.6    Discharge of Obligation
When a payment is due, it shall be made to a Participant or beneficiary at the address the Participant or beneficiary has designated. If no address has been designated, payment shall be at the Participant’s or beneficiary’s last known address in the Company’s records. Such payment of any amount that is due under the Plan shall constitute a complete discharge of the obligation to pay such amount.
Article 7.    Beneficiary
7.1    Designation of Beneficiary
The Participant may designate a beneficiary or beneficiaries who, upon the Participant’s death, are to receive amounts in the Account that otherwise would have been paid to the Participant. All beneficiary designations shall be in writing and signed by the Participant. The designation will be effective only if and when delivered to the Plan Administrator during the Participant’s lifetime. The Participant may also change the Participant’s beneficiary or beneficiaries by a signed, written instrument delivered to the Plan Administrator. Any payment of the Account following the Participant’s death, shall be made in accordance with the last unrevoked written designation of beneficiary, if any, that has been signed by the Participant and delivered to the Plan Administrator.

7.2    Death of Beneficiary
If all of the beneficiaries named in Section 7.1 predecease the Participant, the amounts that otherwise would have been paid to the Participant shall be paid to the Participant’s estate.
Article 8.    Administration
8.1    Administration
Except as provided in Section 3.1, the Plan shall be administered by the Plan Administrator.
The Plan Administrator shall have all powers necessary or appropriate to carry out the provisions of the Plan. It may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business.
The Plan Administrator shall have the exclusive right to make any finding of fact necessary or appropriate for any purpose under the Plan including, but not limited to, the determination of the eligibility for and the amount of any benefit payable under the Plan; however, the Committee shall have exclusive responsibility regarding eligibility of executive officers and Tier 1 employees.
The Plan Administrator shall have the exclusive right to interpret the terms and provisions of the Plan and to determine any and all questions arising under the Plan or in connection with the administration thereof, including, without limitation, the right to remedy or resolve possible ambiguities, inconsistencies, or omissions, by general rule or particular decision.
To the extent permitted by law, all findings of fact, determinations, interpretations, and decisions of the Plan Administrator shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
The Plan Administrator may delegate, on such terms and conditions as it determines in its discretion and consistent with this Section 8.1, the authority to determine eligibility and administer the Plan, including all necessary and appropriate decisions and determinations with respect thereto.
8.2    Claims Procedure
As required by ERISA, if any initial claim for benefits under the Plan is wholly or partially denied, the claimant shall be given notice in writing of the denial. This notice shall be in writing, within a reasonable period of time after receipt of the initial claim by the Plan Administrator (not to exceed ninety (90) days after receipt of the initial claim, except that if special circumstances require an extension of time, written notice of the extension shall be furnished to the claimant, and an additional ninety (90) days will be considered reasonable).
This notice shall be written in a manner calculated to be understood by the claimant and shall set forth the following information:
(1)    the specific reasons for the denial;

(2)    specific reference to the Plan provisions on which the denial is based;
(3)    a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why this material or information is necessary;
(4)    an explanation that a full and fair review by the Plan Administrator of the decision denying the claim may be requested by the claimant or the claimant’s authorized representative by filing with the Plan Administrator, within sixty (60) days after the notice has been received, a written request for the review; and if such request is so filed, an explanation that the claimant or the claimant’s authorized representative may review pertinent documents and submit issues and comments in writing within the same sixty (60) day period specified in this subsection. Upon request (and free of charge), the claimant shall be provided reasonable access to and copies of all documents, records, and other information relevant to the claim for benefits and shall also be informed of the right to bring suit under section 502(a) of ERISA.
If a claim is denied, a claimant may request the Plan Administrator’s review of the decision, subject to the timing requirements described above. The decision of the Plan Administrator upon review shall be made promptly, and not later than sixty (60) days after the Plan Administrator’s receipt of the request for review, unless special circumstances require an extension of time for processing. In such a case, the claimant shall be so notified and a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If the claim is denied, wholly or in part, the claimant shall be given a copy of the decision promptly. The decision shall be in writing; shall include specific reasons for the denial; shall include specific references to the pertinent Plan provisions on which the denial is based; shall be written in a manner calculated to be understood by the claimant; shall provide that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim; and shall include a statement of the claimant’s right to bring an action under section 502(a) of ERISA. All decisions on review shall be final and bind all parties concerned.
To the extent the Plan Administrator’s determination of Disability is required to decide a claim, the adjudication of such claim shall incorporate the requirements of the Department of Labor’s final rule on claims procedures for plans providing disability benefits as described in 29 Fed. Reg. 92,316 (December 19, 2016).
8.3    Unfunded Status of the Plan
The Plan is and shall remain unfunded for purposes of the Code and ERISA. Nothing contained in this Plan, and no action taken pursuant to any provision of this Plan, shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, Participants, beneficiaries or any other persons. Furthermore, no Participant or beneficiary shall have any interest in any specific asset of the Company by operation of this Plan.

8.4    No Contract of Employment
Nothing contained in the Plan shall be construed to give any Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discharge a Participant at any time.
8.5    Tax Withholding
The Company may withhold from any payment under this Plan any federal, state, or local taxes required by law to be withheld with respect to such payment and such sum as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.
8.6    Expenses
All expenses incurred in the administration of the Plan shall be paid by the Company.
8.7    Severability
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan. The Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.
8.8    Incompetency
Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally competent and of age until the Plan Administrator receives written notice that such person is incompetent or a minor, and that a guardian, conservator, statutory committee, or other person legally vested with the care of the person or estate has been appointed; provided, however, that if the Plan Administrator shall find that any person to whom a benefit is payable under the Plan is unable to properly care for such person’s own affairs because of incompetency, or is a minor, then any payment due (unless a prior claim therefore shall have been made by a duly appointed legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any person or institution deemed by the Plan Administrator to have incurred expenses for the person otherwise entitled to any payment.
In the event a guardian of the estate of any person receiving or claiming benefits under the Plan shall be appointed by a court of competent jurisdiction, payment shall be made to such guardian provided that proper proof of appointment is furnished in a form and manner acceptable to the Plan Administrator. To the extent permitted by law, any such payment so made shall be a complete discharge of liability therefore under the Plan.
8.9    No Individual Liability
It is the express purpose and intention of the Plan that no liability whatsoever shall attach to or be incurred by the shareholders, or officers of the Company, any Committee members or any person(s) serving as the Plan Administrator hereunder, by reason of any term or condition of the Plan. The Company, through insurance or otherwise, shall indemnify any Board member,

Committee member, Plan Administrator, corporate officer, or other individual against any personal liability for actions taken or omitted in good faith in the performance of duties on behalf of the Company under this Plan.
8.10    Applicable Law
This Plan shall be governed by and construed in accordance with the laws of the State of Wisconsin, to the extent not superseded by the laws of the United States.
8.11    Voiding of Plan Provisions
If any provision under this Plan causes an amount deferred to become subject to income tax under the Code prior to the time such amount is paid to the Participant or causes imposition of interest and additional tax under Section 409A of the Code, such provision shall be deemed null and void with respect to such amount deferred and the Committee shall take whatever steps as may be required to accomplish the objectives of the Plan without causing early taxation of such amount deferred and without the Company incurring additional cost or liability.
Article 9.    Change in Control
9.1    Immediate Distribution
If a change in control of the Company (as such event is defined below) occurs, and the Board does not agree in writing to continue the Plan under substantially the same terms and conditions, the Plan will be terminated and the Participant’s entire Account shall be paid to the Participant in a single lump-sum as soon as administratively practicable, but not later than twelve (12) months following the termination of the Plan in connection with such change in control of the Company. Notwithstanding the above, if the Company maintains other substantially similar arrangements, this Plan may not be terminated (and Participant’s shall not receive a distribution under this Section) unless all other substantially similar arrangements are simultaneously terminated and amounts deferred under those arrangements distributed as required by Section 409A of the Code.
9.2    Definition
For purposes of this Article 9, “change in control” means the date on which a person or group of affiliated or associated persons (an “acquiring person”), has acquired legal or beneficial ownership of more than fifty percent (50%) of the outstanding shares of the voting stock of Schneider National, Inc., or the date an acquiring person acquires all or substantially all of the assets of Schneider National, Inc.; provided, however, that in no event shall transfers of voting stock of Schneider National, Inc. among trusts held for the primary benefit of members of the Donald J. Schneider family constitute a change in control; and provided, further, that any transaction or series of related transactions satisfying the definition hereunder shall not constitute a change in control unless such transaction or transactions also constitute a change in the ownership or effective control of Schneider National, Inc., or a change in the ownership of a substantial portion of the assets of Schneider National, Inc. within the meaning of Section 409A of the Code and the Regulations promulgated thereunder.

Article 10.    Amendment and Termination
10.1    Amendment and Termination
The Company hereby reserves the right to amend, modify, or terminate the Plan at any time, and for any reason, by action of the Board. However, no amendment or termination shall adversely affect amounts payable hereunder or cause amounts deferred under this Plan to become subject to assessment of penalties or interest under Section 409A of the Code. Notwithstanding the above, the Plan may only be terminated by action of the Board if all other similar arrangements subject to Section 409A of the Code that are sponsored by the Company are terminated and settled in a manner consistent with this Section 10.1.